Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-218057) pertaining to the 2016 Equity Incentive Plan of Myovant Sciences Ltd. of our report dated June 14, 2017, with respect to the consolidated financial statements of Myovant Sciences Ltd. included in this Annual Report (Form 10-K) for the year ended March 31, 2017.

/s/ Ernst & Young LLP
Iselin, NJ
June 14, 2017